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                                                                     EXHIBIT 3.1





                                                                      FILED

                                                                   JUL 14 1989
                          CERTIFICATE OF INCORPORATION                     10 AM

                                       OF                     SECRETARY OF STATE

                                    CXR CORP.

     FIRST: The name of the Corporation is CXR Corp.

     SECOND: The address of the Corporation's registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifteen million (15,000,000) and the par value of each such share is One-Third of One Cent (1/3 cent) amounting in the aggregate to Fifty Thousand Dollars ($50,000).

     FIFTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article Fifth shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

          (a) The Board of Directors shall have the power to adopt, amend or repeal bylaws of the Corporation.

          b) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          (c) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to merge, sell its assets and take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          SEVENTH: The name and mailing address of the incorporator is:
Gerald V. Niesar, 595 Market St., 16th Fl., San


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     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.


                                        /s/ Gerald V. Niesar
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